Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Amicus Therapeutics, Inc. for the registration of up to 19,277,081 shares of common stock of Amicus Therapeutics, Inc. and to the incorporation by reference therein of our reports dated March 12, 2013, with respect to the consolidated financial statements of Amicus Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Amicus Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Metropark, New Jersey

December 10, 2013